Bio-Bridge Science, Inc. Closes on Preferred Stock Financing

OAK BROOK, Ill.—(BUSINESS WIRE)—Bio-Bridge Science, Inc. (OTCBB:BGES) a developer of vaccines with broad preventative and therapeutic applications, is pleased to announce that the Company has closed a private placement of 4,000,000 shares of Series A Convertible Preferred Stock and 3,000,000 warrants to certain investors for aggregate gross proceeds of $3,000,000. The warrants are immediately exercisable at $1.00 per share and are exercisable at any time within three years from the date of issuance. The proceeds that the Company will receive if the investors exercise all these warrants will also be $3,000,000. The financing will be used to continue to fund Bio-Bridge’s strategic initiatives, including vaccine development activities and acquisition moves in China. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Bio-Bridge has agreed to file a registration statement covering resale of the securities by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Bio-Bridge Science:

Bio-Bridge Science (http://www.bio-bridge-science.com/) is a biotechnology company focused on the development of vaccines with broad therapeutic and preventive applications. Bio-Bridge is developing a promising new HIV Vaccine that is expected to enter clinical trials in the near future in China. The vaccine, based on a technology exclusively licensed from Loyola University Chicago, targets infection in mucosal tissues, which is a unique approach to prevent and treat HIV infection. Bio-Bridge Science's GMP facility will also be used to develop vaccines against cervical cancer and colon cancer under the same technology platform. The company plans to develop these vaccines in the United States and Japan in the future. Bio-Bridge also plans to acquire vaccine-producing and profit-generating companies in China to diversify the Company’s product portfolio, to gain additional skillful labor, and to establish sales channels.

Forward Looking Statements:

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to SEC filings for additional information.

Contact:
Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com